Exhibit 99.4

November 10, 2003

Board of Directors
PMC Capital, Inc.
18111 Preston Road, Suite 600
Dallas, TX 75252

Re:	Amendment No. 1 to Registration Statement on Form S-4 of PMC Commercial Trust (Registration No. 333-108180) (the “Registration Statement”)

Dear Sirs:

Reference is made to our opinion letter dated November 10, 2003, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the “Shares”) of PMC Capital, Inc. (the “Company”) of the exchange ratio of 0.37 shares of common stock of PMC Commercial Trust (“PMC Commercial”) to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of November 10, 2003, among the Company and PMC Commercial.

We hereby consent to the reference to our opinion and firm name on the outside front cover and under the captions “Questions and Answers about the Merger,” “Summary — PMC Capital’s Reasons for the Merger,” “Summary — Fairness Opinions of Financial Advisors,” “The Merger Proposal — Background of the Merger,” “The Merger Proposal — PMC Capital Reasons for the Merger,” and “The Merger Proposal — Opinion of A.G. Edwards” and to the inclusion of the foregoing opinion under Annex D of the Joint Proxy Statement/Prospectus included in the Registration Statement.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in, or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or other document, except in accordance with our prior written consent.

Very truly yours,

A.G. EDWARDS & SONS, INC.